EXHIBIT 10(p)

JANUS
100 FILLMORE STREET
DENVER, COLORADO 80206-4928
PH:  303-333-3863
http://www.JanusFunds.com

                                            September 15, 1997



Janus Investment Fund
100 Fillmore Street
Denver, Colorado 80206-4928

     Re:  Public Offering of Janus Global Life Sciences Fund

Gentlemen:

     I have acted as counsel for Janus Investment Fund, a Massachusetts business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission of a post-effective amendment to the Trust's registration statement with respect to the proposed sale of shares of beneficial interest, $0.01 par value, of Janus Global Life Sciences Fund (the "Shares").

     I have examined the Trust's Agreement and Declaration of Trust and Bylaws, as amended, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid post-effective amendment to the Trust's registration statement, such Shares will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Trust in connection with the filing of such post-effective amendment to the Trust's registration statement with the Securities and Exchange Commission (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

                                            Very truly yours,


                                            /s/ Stephen L. Stieneker
                                            Stephen L. Stieneker

/dat